Exhibit 99.1

NEWS RELEASE

Media contact:	Michael J. Olsen, Sr. Vice President of Corporate Communications, (701) 451-3580 or (866) 410-8780
Investor contact:	Loren Hanson, Manager of Investor Relations, (218) 739-8481 or (800) 664-1259

For release: February 7, 2011	Financial Media

Otter Tail Corporation Reports 2010 Financial Results and Issues 2011 Earnings Guidance

FERGUS FALLS, Minnesota - Otter Tail Corporation (NASDAQ: OTTR) today announced financial results for the fourth quarter and year ended December 31, 2010.

2010 Summary:

●	Consolidated revenues rose 7.7% to $1.1 billion compared with $1.0 billion in 2009
●	Consolidated net loss was $1.3 million compared with net income of $26.0 million in 2009
●	Diluted earnings per share were ($0.06) compared with $0.71 in 2009
●	2010 results of operations were impacted by a noncash asset impairment charge of $15.6 million, net-of-tax, and noncash charges to tax expense of $8.3 million
●	Net income increased in the corporation’s electric, transportation, metal parts stamping and fabrication, plastics, health services and food ingredient processing businesses
●	Operating cash flow totaled $105.0 million compared with $162.7 million in 2009
●	The corporation realigned its businesses and redefined its operating segments in fourth quarter 2010

CEO Overview
“Our electric business, which anchors our corporation, performed well in 2010 with another year of improved earnings. We have made significant investments in wind generation resources, which are now producing solid returns, and have significant additional transmission and generation investment opportunities to pursue in the near term,” said John Erickson, president and chief executive officer of Otter Tail Corporation. “Additionally, we continued to see signs of further economic stabilization and recovery, which had a positive effect on some of our businesses, such as BTD Manufacturing, our metal fabrication business, T.O. Plastics, our custom plastic parts and packaging business, and E.W. Wylie Corporation, our trucking company. We are encouraged that our operating segments combined to generate a 7.7% increase in revenue and four of our seven operating segments produced higher net income in 2010 compared to a year ago. During the fourth quarter, in particular, our operating segments delivered a nearly 19% year-over-year improvement in revenue and a 29% increase in operating income, which provides welcomed momentum as we head into 2011.

“At DMI Industries, Inc., our wind tower manufacturing company, we incurred additional costs in 2010 related to fulfilling the fabrication specifications for a customer’s new wind tower design. These efforts resulted in lower productivity and higher cost for the year due to additional staffing and reallocation of existing resources within DMI to complete projects and support delivery requirements. We are disappointed by the short-term financial impact of this effort. DMI has been effective in developing critical relationships with key wind turbine manufacturers and is well positioned to serve the leaders in the wind-energy sector. The near-term challenges that the wind industry faces, such as lengthened timetables for wind farm development projects, are well documented. Nevertheless, we still see meaningful opportunity in the wind-energy market and our long-term outlook for DMI remains positive.”

Erickson concluded, “Although the challenges faced by DMI and the impairment charges recorded by ShoreMaster had a large negative impact on our 2010 results, positive performance aspects at several of our businesses and improving economic indicators are encouraging signs contributing to a better outlook for 2011.”

Cash Flow from Operations and Liquidity
As of December 31, 2010, Otter Tail Corporation and Otter Tail Power Company had $288.8 million available under existing credit facilities to provide for working capital requirements and help fuel future growth initiatives.

In 2010, the corporation’s cash flow from operations was $105.0 million, compared with $162.7 million in 2009, mainly as a result of a $27.4 million decrease in net income combined with a $16.0 million increase in discretionary contributions to the corporation’s pension fund and a $12.8 million decrease in cash flows from changes in working capital between the years.

Board of Directors Declared Quarterly Dividends
On February 3, 2011 the Board of Directors declared a quarterly common stock dividend of $0.2975 per share. This dividend is payable March 10, 2011 to shareholders of record on February 15, 2011. The Board also declared quarterly dividends on the corporation’s four series of preferred stock, payable March 1, 2011 to shareholders of record on February 15, 2011.

Fourth Quarter 2010 Segment Realignment
Effective October 1, 2010, the corporation realigned its business structure and defined its operating segments to be consistent with its business strategy and the reporting and review process used by the corporation’s chief decision makers, resulting in the following seven operating segments: Electric, Wind Energy, Manufacturing, Construction, Plastics, Health Services and Food Ingredient Processing.

Segment Performance Summary

Segment components of the corporation’s 2010 earnings per share on a GAAP basis and excluding the effects of certain nonrecurring or noncash charges are presented in the table below:

	Electric	Wind Energy	Mfg.	Const.	Plastics	Health Services	Food	Corp.	Total EPS
GAAP Basis	$0.97	$(0.59)	$(0.41)	$(0.02)	$0.07	$0.00	$0.22	$(0.30)	$(0.06)
Nonrecurring or Noncash Items:
Health Care Reform Tax Impact	0.05								0.05
Asset Impairment Charge			0.44						0.44
Canadian Operating Loss Carryforward Deferred Tax Valuation Allowance		0.15							0.15
Impact on Deferred Taxes of Reduction in Canadian Tax Rate		0.03							0.03
Other		0.01							0.01
Adjusted Basis	$1.02	$(0.40)	$0.03	$(0.02)	$0.07	$0.00	$0.22	$(0.30)	$0.62

Comparison of GAAP to Non-GAAP Financial Measures
Non-GAAP financial measurements in this release are provided to assist in understanding the impact of certain nonrecurring, noncash charges. The corporation believes that adjusting for certain one-time costs will assist investors in making an evaluation of our performance. This information should not be construed as an alternative to the reported results, which have been determined in accordance with accounting principles generally accepted in the United States of America.

Electric
Electric segment revenues and net income were $340.3 million and $34.6 million, respectively, in 2010 compared with $314.7 million and $33.7 million in 2009. Retail electric revenues increased $19.0 million mainly due to:
●	a $7.4 million increase in resource recovery and transmission rider revenues,
●	a $3.9 million increase in revenues, mostly due to a 2.8% increase in kilowatt-hour (kwh) sales to retail commercial customers,
●	a $2.5 million increase from interim rates implemented in Minnesota in June 2010,
●	a $1.8 million increase in Minnesota Conservation Investment Program (CIP) surcharge revenues,
●	a $1.5 million increase related to a South Dakota general rate increase implemented in May 2009,
●	a $0.8 million increase in Fuel Clause Adjustment (FCA) revenues related to an increase in fuel and purchased power costs incurred to serve retail customers, and
●	a $0.6 million increase in revenue related to recovery of the North Dakota portion of Otter Tail Power Company’s Big Stone II plant abandonment costs.

Wholesale electric revenues from company-owned generation increased $7.5 million as a result of a 55.1% increase in wholesale kwh sales due, in part, to greater plant availability in 2010. Generating plant output, including wind and hydro plants, was 17.8% higher in 2010 than in 2009. Net gains from energy trading activities, including net mark-to-market gains on forward energy contracts, were $3.1 million in 2010 compared with $3.2 million in 2009. Other electric operating revenues decreased $0.8 million, reflecting a $2.4 million reduction in revenues from contracted services, partially offset by a $1.8 million increase in transmission tariff revenues.

Fuel costs increased $13.7 million as a result of a 17.2% increase in kwhs generated from Otter Tail Power Company’s steam-powered and combustion turbine generators, combined with a 5.0% increase in the cost of fuel per kwh generated. The cost of purchased power for retail sales decreased $8.2 million as a result of a 22.7% decrease in kwhs purchased, partially offset by a 9.4% increase in the cost per kwh purchased. Both the increase in kwhs generated and the decrease in kwhs purchased were due, in part, to increased plant availability in 2010.  Combined fuel and purchased power costs incurred to serve retail customers increased $0.8 million in 2010 compared with 2009, commensurate with the increase in FCA revenues between the years.

Electric operating and maintenance expenses increased $6.2 million mainly due to the following items:
●	an increase in labor costs of $2.9 million due to increases in wage, benefit and overtime costs and a decrease in labor costs capitalized between the years,
●	a $1.8 million increase in Minnesota CIP recognized program costs commensurate with an increase in CIP retail revenues related to energy efficiency program mandates,
●	a $0.8 million increase in Midwest Independent Transmission System Operator charges related to new tariffs initiated in 2010, and
●	amortization of $0.6 million of the North Dakota portion of deferred Big Stone II costs, commensurate with amounts being recovered from retail customers.

Depreciation expense increased $3.3 million, mainly due to the Luverne Wind Farm turbines being placed in service in September 2009. Otter Tail Power Company’s share of consolidated interest expense increased $1.5 million, mostly due to a $1.0 million decrease in interest costs capitalized between the years as a result of not having a major project under construction in 2010. A $1.4 million increase in other income reflects a $4.0 million increase in Minnesota CIP accrued incentives earned in 2010 and an investment loss of $0.5 million recorded in 2009, offset by a $3.2 million decrease in allowance for equity funds used during construction as a result of not having a major project under construction in 2010 similar to the Luverne Wind Farm project in 2009.

Wind Energy
Wind energy revenues and net loss were $197.7 million and $21.2 million, respectively, in 2010 compared with revenues of $192.9 million and net income of $0.8 million in 2009.
●	At DMI, revenues decreased $17.1 million and net income decreased $25.5 million, as a result of:
o	A lower volume of towers produced in 2010,
o
approximately $10.5 million, net-of-tax, in additional costs incurred to complete towers to a customer’s new design specifications and to support the customer’s delivery schedule for completed towers in 2010,

o
establishment of a $5.5 million valuation allowance against deferred tax assets related to net operating loss carryforwards of DMI’s Canadian operations and a $1.1 million reversal of deferred taxes related to a reduction in Canadian statutory tax rates, and

o	a $2.9 million increase in interest expense due to higher rates and an increase in outstanding debt in 2010 compared with 2009.
●
In trucking operations, revenues increased $21.9 million and net income increased $3.5 million as a result of $10.6 million in revenue earned on a major wind turbine transportation project in 2010 and a 15.8% increase in miles driven by company-owned and owner-operated trucks combined with a 12.3% increase in revenue per mile driven, as well as increases in brokerage revenues and net margins of $3.4 million and $1.3 million, respectively. The increase in miles driven reflects increased demand for flatbed and heavy-haul services. The increase in revenue per mile driven reflects higher freight rates and price increases for fuel cost recovery related to a 26.1% increase in the average cost per gallon of fuel consumed.

Manufacturing
Manufacturing revenues and net loss were $178.7 million and $14.8 million, respectively, in 2010 compared with revenues of $164.2 million and a net loss of $5.5 million in 2009.
●	At BTD, revenues increased $21.6 million and net income increased $5.3 million. These increases were due to improved customer demand, better productivity and higher scrap-metal prices in 2010.
●	At T.O. Plastics, revenues increased $2.2 million and net income increased $0.3 million due to increased sales of horticultural and custom products and improvements in manufacturing processes.
●
At ShoreMaster, revenues decreased $9.3 million while net losses increased by $14.9 million. The decrease in revenues reflects an $11.8 million decrease in commercial sales, partially offset by a $2.5 million increase in sales of residential products. ShoreMaster’s $14.9 million increase in net losses was mainly due to a $15.6 million (net-of-tax) asset impairment charge taken in 2010. ShoreMaster has effectively taken steps to bring its costs in line with its current revenue levels.

Construction
Construction revenues and net loss were $134.2 million and $0.6 million, respectively, in 2010 compared with revenues of $103.8 million and net income of $1.2 million in 2009. The increase in revenues is due to an increase in construction activity mainly at Foley Company. The decrease in net income reflects slimmer margins on jobs in progress in 2010. Operating expenses increased $0.9 million as a result of a higher volume of bidding and construction activity in 2010.

Plastics
Plastics revenues and net income were $96.9 million and $2.5 million, respectively, in 2010 compared with revenues of $80.2 million and a net loss of $0.1 million in 2009. The increase in revenues and net income was due to a 4.1% increase in pounds of pipe sold combined with a 16.2% increase in the price per pound of pipe sold. Costs per pound of pipe sold increased 10.7% between the years. Expenses incurred in 2010 in connection with the planned relocation of production equipment from Hampton, Iowa to Fargo, North Dakota contributed to a $0.9 million increase in plastic segment operating and depreciation expenses in 2010.

Health Services
Health services revenues and net income were $100.3 million and $0.2 million, respectively, in 2010 compared with revenues of $110.0 million and a net loss of $2.1 million in 2009. Revenues from scanning and other related services decreased $11.7 million. Revenues from equipment sales increased $2.0 million. Net income increased $2.3 million despite the decrease in revenues as a result of a $14.1 million decrease in cost of goods sold and a $2.1 million decrease in operating expenses, partially offset by a $1.9 million increase in depreciation expense. The decrease in cost of goods sold reflects a $1.6 million reduction in service labor costs and a $12.5 million reduction in equipment rental costs directly related to efforts by the health services segment to right-size its fleet of imaging assets by exercising purchase options on productive imaging assets coming off lease in 2010 and not renewing leases on underutilized imaging assets. Through this process, the imaging business has reduced the number of units of imaging equipment it leases and owns by 16.1% over the past twelve months. The $2.1 million decrease in operating expenses includes reductions in salaries, marketing, travel and rent expenses and a reduction in gains on sales of fixed assets. The $1.9 million increase in depreciation expense reflects an increase in owned equipment compared with a year ago.

Food Ingredient Processing
Food ingredient processing revenues and net income were $77.4 million and $8.0 million, respectively, in 2010 compared with $79.1 million and $7.4 million in 2009. The $1.7 million decrease in revenues is due to a 4.7% decrease in the price per pound of product sold, partially offset by a 2.7% increase in pounds of product sold as a result of increased customer demand. Cost of goods sold decreased $2.1 million as a result of a 6.1% decrease in the cost per pound of product sold mainly due to a decrease in raw potato costs.

Corporate
Corporate expenses, net-of-tax, increased $0.6 million between the years mainly due to severance costs incurred in 2010 related to personnel changes.

Income Taxes
The corporation recorded $4.0 million in income tax expense in 2010 compared with an income tax benefit of $4.6 million in 2009. The increase in income taxes reflects:
●	the establishment of a $5.5 million valuation allowance against deferred tax assets related to operating loss carryforwards of DMI’s Canadian operations,
●	a $3.1 million reduction in 2009 income taxes related to a permanent difference in the depreciable tax value of Otter Tail Power Company’s Luverne Wind Farm assets,
●	a $1.7 million charge to income tax expense related to a change in the tax treatment of postretirement prescription drug benefits under 2010 federal healthcare legislation, and
●	a $1.1 million reversal of deferred tax assets at DMI related to a reduction in Canadian statutory tax rates, offset by
●	a $6.2 million increase in taxable income between the years.

Although the corporation’s income before income taxes decreased in 2010 compared with 2009, $9.4 million of ShoreMaster’s 2010 goodwill impairment and a $3.2 million reduction in the electric segment’s allowance for equity funds income generated no tax savings in 2010.

Fourth Quarter 2010 Results

Earnings per share were $0.05 compared with $0.23 for the fourth quarter of 2009. Revenues were $306.0 million compared with $258.0 million for the same quarter a year ago. Operating income was $16.9 million compared with $13.1 million for the fourth quarter of 2009. Net income was $2.1 million compared with $8.3 million in the fourth quarter of 2009. Net income improvements in the manufacturing, plastics, health services and food ingredient processing segments, along with a decrease in corporate costs, were more than offset by decreases in net income in the corporation’s wind energy, electric and construction segments. Fourth quarter 2010 net income includes the effects of reducing deferred tax assets by $6.6 million in the corporation’s foreign operations related to a reduction in Canadian statutory rates and establishment of a valuation allowance related to short-term concerns over recoverability.

2011 Business Outlook
The corporation anticipates 2011 diluted earnings per share to be in the range of $1.00 to $1.40. This guidance considers the cyclical nature of some of the corporation’s businesses and reflects challenges presented by current economic conditions and the corporation’s plans and strategies for improving future operating results. The corporation’s current consolidated capital expenditures expectation for 2011 is in the range of $100 million to $110 million. This compares with $86 million of capital expenditures in 2010. The corporation continues to explore investments in generation and transmission projects for the electric segment that could have positive impacts on the corporation’s earnings and returns on capital.

Segment components of the corporation’s 2011 earnings per share guidance range are as follows:

	EPS Range
	Low	High
Electric	$0.97	$1.02
Wind Energy	$(0.10)	$0.05
Manufacturing	$0.13	$0.18
Construction	$0.05	$0.08
Plastics	$0.05	$0.08
Health Services	$0.00	$0.04
Food Ingredient Processing	$0.17	$0.20
Corporate	$(0.27)	$(0.25)
Totals	$1.00	$1.40

Contributing to the earnings guidance for 2011 are the following items:

●
The corporation expects an increase in net income from its electric segment in 2011. This is based on anticipated sales growth and rate and rider recovery increases, an increase in capitalized interest costs related to larger construction expenditures and reductions in operating and maintenance expense in 2011 due to lower benefit costs.

●
The corporation expects improved operations from its wind energy segment in 2011. Lost productivity incurred to meet a customer’s design specifications and delivery schedule on a new tower design in 2010 are not expected to be repeated in 2011. Backlog in the wind energy segment is $157 million for 2011 compared with $176 million one year ago.

●	The corporation expects earnings from its manufacturing segment to improve significantly in 2011 as a result of the following:
o	Improved earnings are expected at BTD in 2011 based on an expectation of improving economic conditions in the industries BTD serves and increased order volume
o
Expected near breakeven performance at ShoreMaster in 2011 as a result of bringing costs in line with current revenue levels and not incurring a $15.6 million net-of-tax noncash impairment charge similar to 2010

o	Slightly better earnings are expected at T. O. Plastics in 2011 compared with 2010
o	Backlog of approximately $86 million in place in the manufacturing segment to support 2011 revenues compared with $63 million one year ago

●
The corporation expects higher net income from its construction segment in 2011 as the economy improves and the construction companies record earnings on a higher volume of jobs in progress. Backlog in place for the construction businesses is $164 million for 2011 compared with $84 million one year ago.

●	The corporation expects its plastics segment’s 2011 performance to be in line with 2010 results.

●	The corporation expects increased net income from its health services segment in 2011 as the benefits of implementing its asset reduction plan continue to be realized.

●	The corporation expects a reduction in net income from its food ingredient processing business in 2011 compared with the record earnings achieved in 2010.

●	Corporate general and administrative costs are expected to decrease in 2011 as a result of reductions in employee count and benefits.

Risk Factors and Forward-Looking Statements that Could Affect Future Results
The information in this release includes certain forward-looking information, including 2011 expectations, made under the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Although the corporation believes its expectations are based on reasonable assumptions, actual results may differ materially from those expectations. The following factors, among others, could cause actual results for the corporation to differ materially from those discussed in the forward-looking statements:

●	The corporation is subject to federal and state legislation, regulations and actions that may have a negative impact on its business and results of operations.

●	Federal and state environmental regulation could require the corporation to incur substantial capital expenditures and increased operating costs.

●
Volatile financial markets and changes in the corporation’s debt ratings could restrict its ability to access capital and could increase borrowing costs and pension plan and postretirement healthcare expenses.

●
The corporation relies on access to the capital markets as a source of liquidity for capital requirements not satisfied by cash flows from operations. If the corporation is not able to access capital at competitive rates, its ability to implement its business plans may be adversely affected.

●
The corporation may experience fluctuations in revenues and expenses related to its operations, which may cause its financial results to fluctuate and could impair its ability to make distributions to its shareholders or scheduled payments on its debt obligations, or to meet covenants under its borrowing agreements.

●
Disruptions, uncertainty or volatility in the financial markets can also adversely impact the corporation’s results of operations, the ability of its customers to finance purchases of goods and services, and its financial condition, as well as exert downward pressure on stock prices and/or limit its ability to sustain its current common stock dividend level.

●
The corporation made a $20.0 million discretionary contribution to its pension plan in 2010. If the market value of pension plan assets declines in the future as it did in 2008 or does not increase as projected and relief under the Pension Protection Act is no longer granted, the corporation could be required to contribute additional capital to the pension plan in future years.

●	Any significant impairment of the corporation’s goodwill would cause a decrease in its asset values and a reduction in its net operating performance.

●
A sustained decline in the corporation’s common stock price below book value or declines in projected operating cash flows at any of its operating companies may result in goodwill impairments that could adversely affect its results of operations and financial position, as well as credit facility covenants.

●	Economic conditions could negatively impact the corporation’s businesses.

●	If the corporation is unable to achieve the organic growth it expects, its financial performance may be adversely affected.

●	The corporation’s plans to grow and diversify through acquisitions and capital projects may not be successful, which could result in poor financial performance.

●	The corporation’s plans to acquire additional businesses and grow and operate its nonelectric businesses could be limited by state law.

●
The terms of some of the corporation’s contracts could expose it to unforeseen costs and costs not within its control, which may not be recoverable and could adversely affect its results of operations and financial condition.

●	The corporation is subject to risks associated with energy markets.

●	The corporation is subject to risks and uncertainties related to the timing and recovery of deferred tax assets which could have a negative impact on the corporation’s net income in future periods.

●	Certain of the corporation’s operating companies sell products to consumers that could be subject to recall.

●	Competition is a factor in all of the corporation’s businesses.

●
In September 2009, Otter Tail Power Company announced its withdrawal as a participating utility and the lead developer for the planned construction of a second electric generating unit at its Big Stone Plant site. As of December 31, 2010 Otter Tail Power Company had $7.9 million in incurred costs related to the project that have not been approved for recovery and has deferred recognition of these costs as operating expenses pending determination of recoverability by the state and federal regulatory commissions that approve its rates. If Otter Tail Power Company is denied recovery of all or any portion of these deferred costs, such costs would be subject to expense in the period they are deemed to be unrecoverable.

●	Actions by the regulators of the electric segment could result in rate reductions, lower revenues and earnings or delays in recovering capital expenditures.

●
Otter Tail Power Company could be required to absorb a disproportionate share of costs for investments in transmission infrastructure required to provide independent power producers access to the transmission grid. These costs may not be recoverable through a transmission tariff and could result in reduced returns on invested capital and/or increased rates to Otter Tail Power Company's retail electric customers.

●
Otter Tail Power Company’s electric generating facilities are subject to operational risks that could result in unscheduled plant outages, unanticipated operation and maintenance expenses and increased power purchase costs.

●	Fluctuations in wholesale electric sales and prices could result in earnings volatility.

●
Wholesale sales of electricity from excess generation could be affected by reductions in coal shipments to the Big Stone and Hoot Lake plants due to supply constraints or rail transportation problems beyond the corporation’s control.

●
Changes to regulation of generating plant emissions, including but not limited to carbon dioxide (CO2) emissions, could affect our operating costs and the costs of supplying electricity to our customers.

●
The U.S. wind industry is reliant on tax and other economic incentives and political and governmental policies. A significant change in these incentives and policies could negatively impact the corporation’s results of operations and growth.

●	The corporation’s wind tower manufacturing business is substantially dependent on a few significant customers.

●
Competition from foreign and domestic manufacturers, the price and availability of raw materials and diesel fuel, fluctuations in foreign currency exchange rates and general economic conditions could affect the revenues and earnings of the business in the corporation’s wind energy and manufacturing segments.

●	A significant failure or an inability to properly bid or perform on projects by the corporation’s wind energy, construction or manufacturing businesses could lead to adverse financial results.

●
The corporation’s plastics segment is highly dependent on a limited number of vendors for PVC resin, many of which are located in the Gulf Coast regions, and a limited supply of resin. The loss of a key vendor, or an interruption or delay in the supply of PVC resin, could result in reduced sales or increased costs for this business.

●
The corporation’s plastic pipe companies compete against a large number of other manufacturers of PVC pipe and manufacturers of alternative products. Customers may not distinguish the pipe companies’ products from those of its competitors.

●	Reductions in PVC resin prices can negatively impact PVC pipe prices, profit margins on PVC pipe sales and the value of PVC pipe held in inventory.

●
Changes in the rates or method of third-party reimbursements for diagnostic imaging services could result in reduced demand for those services or create downward pricing pressure, which would decrease revenues and earnings for the corporation’s health services segment.

●
The corporation’s health services businesses may be unable to continue to maintain agreements with Philips Medical from which the businesses derive significant revenues from the sale and service of Philips Medical diagnostic imaging equipment.

●
Technological change in the diagnostic imaging industry could reduce the demand for diagnostic imaging services and require the corporation’s health services operations to incur significant costs to upgrade its equipment.

●	Actions by regulators of the corporation’s health services operations could result in monetary penalties or restrictions in the corporation’s health services operations.

●
The corporation’s food ingredient processing segment operates in a highly competitive market and is dependent on adequate sources of potatoes for processing. Should the supply of potatoes be affected by poor growing conditions, this could negatively impact the results of operations for this segment.

●	The corporation’s food ingredient processing business could be adversely affected by changes in foreign currency exchange rates.

For a further discussion of other risk factors and cautionary statements, refer to reports the corporation files with the Securities and Exchange Commission.

About The Corporation: Otter Tail Corporation has interests in diversified operations that include an electric utility and energy services company, wind energy and transportation, health services, food ingredient processing, and infrastructure businesses that include manufacturing, construction and plastics. Otter Tail Corporation stock trades on the NASDAQ Global Select Market under the symbol OTTR. The latest investor and corporate information is available at www.ottertail.com. Corporate offices are located in Fergus Falls, Minnesota, and Fargo, North Dakota.

See Otter Tail Corporation’s results of operations for the three and twelve months ended December 31, 2010 and 2009 in the following financial statements: Consolidated Statements of Income, Consolidated Balance Sheets – Assets, Consolidated Balance Sheets – Liabilities and Equity, and Consolidated Statements of Cash Flows.

# # #

Otter Tail Corporation
Consolidated Statements of Income
In thousands except share and per share amounts

	Quarter Ended December 31,		Year Ended December 31,
	2010	2009	2010	2009

Operating Revenues by Segment
Electric	$84,170	$81,875	$340,313	$314,666
Wind Energy	58,282	44,895	197,746	192,923
Manufacturing	47,810	38,554	178,690	164,186
Construction	49,414	30,594	134,222	103,831
Plastics	20,383	17,142	96,945	80,208
Health Services	27,185	26,594	100,301	110,006
Food Ingredient Processing	20,764	19,740	77,412	79,098
Corporate Revenue and Intersegment Eliminations	(1,972)	(1,418)	(6,545)	(5,406)
Total Operating Revenues	306,036	257,976	1,119,084	1,039,512

Operating Expenses
Fuel and Purchased Power	29,549	28,382	117,890	112,329
Nonelectric Cost of Goods Sold (depreciation included below)	166,463	135,600	600,956	565,192
Electric Operating and Maintenance Expense	29,499	28,626	121,538	115,310
Nonelectric Operating and Maintenance Expense	42,963	33,061	143,751	126,058
Asset Impairment Charge	--	--	19,740	--
Product Recall and Testing Costs	--	(141)	--	1,625
Depreciation and Amortization	20,705	19,343	80,696	73,608
Total Operating Expenses	289,179	244,871	1,084,571	994,122

Operating Income (Loss) by Segment
Electric	14,992	14,922	60,644	50,081
Wind Energy	(4,554)	(713)	(14,211)	4,123
Manufacturing	2,915	(2,305)	(14,282)	(7,070)
Construction	1,295	2,578	(506)	2,081
Plastics	2,068	1,517	5,475	627
Health Services	1,146	(1,909)	1,507	(3,060)
Food Ingredient Processing	3,532	2,993	12,151	12,251
Corporate	(4,537)	(3,978)	(16,265)	(13,643)
Total Operating Income	16,857	13,105	34,513	45,390

Interest Charges	9,303	8,234	37,032	28,514
Other Income	1,997	923	5,126	4,550
Income Tax Expense (Benefit)	7,495	(2,526)	3,951	(4,605)

Net Income (Loss) by Segment
Electric	10,369	11,599	34,557	33,678
Wind Energy	(11,550)	(911)	(21,228)	777
Manufacturing	1,469	(1,412)	(14,765)	(5,512)
Construction	691	1,582	(646)	1,220
Plastics	1,135	810	2,515	(59)
Health Services	415	(1,221)	180	(2,096)
Food Ingredient Processing	2,721	1,863	7,998	7,407
Corporate	(3,194)	(3,990)	(9,955)	(9,384)
Total Net Income (Loss)	2,056	8,320	(1,344)	26,031
Preferred Dividend Requirement and Other Adjustments	183	184	833	736
Balance for Common	$1,873	$8,136	$(2,177)	$25,295

Average Number of Common Shares Outstanding
Basic	35,807,967	35,610,707	35,783,555	35,463,097
Diluted	36,036,111	35,865,618	35,783,555	35,716,981

Earnings Per Common Share
Basic	$0.05	$0.23	$(0.06)	$0.71
Diluted	$0.05	$0.23	$(0.06)	$0.71

Otter Tail Corporation
Consolidated Balance Sheets
ASSETS
in thousands

	December 31,
	2010	2009

Current Assets
Cash and Cash Equivalents	$--	$4,432
Accounts Receivable:
Trade—Net	135,966	95,747
Other	19,399	10,883
Inventories	95,016	86,515
Deferred Income Taxes	11,219	11,457
Accrued Utility and Cost-of-Energy Revenues	16,323	15,840
Costs and Estimated Earnings in Excess of Billings	67,352	61,835
Income Taxes Receivable	2,291	48,049
Other	21,866	15,265
Total Current Assets	369,432	350,023

Investments	9,708	9,889
Other Assets	27,356	26,098
Goodwill	94,066	106,778
Other Intangibles--Net	27,132	33,887

Deferred Debits
Unamortized Debt Expense	6,444	7,625
Regulatory Assets and Other Deferred Debits	127,766	121,751
Total Deferred Debits	134,210	129,376

Plant
Electric Plant in Service	1,332,974	1,313,015
Nonelectric Operations	394,456	362,088
Construction Work in Progress	43,057	23,363
Total Gross Plant	1,770,487	1,698,466
Less Accumulated Depreciation and Amortization	661,836	599,839
Net Plant	1,108,651	1,098,627
Total	$1,770,555	$1,754,678

Otter Tail Corporation
Consolidated Balance Sheets
LIABILITIES AND EQUITY
in thousands

	December 31,
	2010	2009

Current Liabilities
Short-Term Debt	$79,490	$7,585
Current Maturities of Long-Term Debt	604	59,053
Accounts Payable	123,095	83,724
Accrued Salaries and Wages	21,690	21,057
Accrued Taxes	12,174	11,304
Derivative Liabilities	17,991	14,681
Other Accrued Liabilities	9,546	9,638
Total Current Liabilities	264,590	207,042

Pensions Benefit Liability	73,538	95,039
Other Postretirement Benefits Liability	42,372	37,712
Other Noncurrent Liabilities	21,043	22,697

Deferred Credits
Deferred Income Taxes	173,761	155,306
Deferred Tax Credits	44,945	47,660
Regulatory Liabilities	66,416	64,274
Other	556	562
Total Deferred Credits	285,678	267,802

Capitalization
Long-Term Debt, Net of Current Maturities	435,446	436,170

Class B Stock Options of Subsidiary	525	1,220

Cumulative Preferred Shares	15,500	15,500

Cumulative Preference	--	--

Common Equity
Common Shares, Par Value $5 Per Share	180,014	179,061
Premium on Common Shares	251,919	250,398
Retained Earnings	198,443	243,352
Accumulated Other Comprehensive Income (Loss)	1,487	(1,315)
Total Common Equity	631,863	671,496
Total Capitalization	1,083,334	1,124,386
Total	$1,770,555	$1,754,678

Otter Tail Corporation
Consolidated Statements of Cash Flows
In thousands

	For The Years Ended December 31,
	2010	2009
Cash Flows from Operating Activities
Net Income (Loss)	$(1,344)	$26,031
Adjustments to Reconcile Net Income (Loss) to Net Cash Provided
by Operating Activities:
Depreciation and Amortization	80,696	73,608
Asset Impairment Charge	19,740	--
Deferred Tax Valuation Adjustments and Tax Rate Reduction	8,300	--
Deferred Tax Credits	(2,715)	(2,331)
Deferred Income Taxes	8,601	44,792
Change in Deferred Debits and Other Assets	68	(18,527)
Discretionary Contribution to Pension Plan	(20,000)	(4,000)
Change in Noncurrent Liabilities and Deferred Credits	3,635	24,895
Allowance for Equity (Other) Funds Used During Construction	(4)	(3,180)
Change in Derivatives Net of Regulatory Deferral	208	(1,442)
Stock Compensation Expense – Equity Awards	2,923	3,563
Other--Net	(114)	1,489
Cash Provided by (Used for) Current Assets and Current Liabilities:
Change in Receivables	(48,636)	43,822
Change in Inventories	(8,022)	16,344
Change in Other Current Assets	(13,979)	13,146
Change in Payables and Other Current Liabilities	31,534	(34,490)
Change in Interest Payable and Income Taxes Receivable/Payable	44,126	(20,970)
Net Cash Provided by Operating Activities	105,017	162,750
Cash Flows from Investing Activities
Capital Expenditures	(85,589)	(177,125)
2009 American Recovery and Reinvestment Act Grant - Luverne Wind Farm	--	30,182
Proceeds from Disposal of Noncurrent Assets	3,065	4,909
Net Increase in Other Investments	(2,643)	(5,706)
Net Cash Used in Investing Activities	(85,167)	(147,740)
Cash Flows from Financing Activities
Change in Checks Written in Excess of Cash	9,865	--
Net Short-Term Borrowings (Repayments)	71,905	(127,329)
Proceeds from Issuance of Common Stock	549	7,420
Proceeds from Issuance of Class B Stock of Subsidiary	153	--
Common Stock Issuance Expenses	(142)	(23)
Payments for Retirement of Common Stock	(401)	(229)
Payments for Retirement of Class B Stock and Options of Subsidiary	(1,012)	--
Proceeds from Issuance of Long-Term Debt	95	175,000
Short-Term and Long-Term Debt Issuance Expenses	(1,699)	(5,526)
Payments for Retirement of Long-Term Debt	(59,331)	(23,356)
Dividends Paid and Other Distributions	(43,698)	(43,043)
Net Cash Used in Financing Activities	(23,716)	(17,086)
Effect of Foreign Exchange Rate Fluctuations on Cash	(566)	(1,057)
Net Change in Cash and Cash Equivalents	(4,432)	(3,133)
Cash and Cash Equivalents at Beginning of Year	4,432	7,565
Cash and Cash Equivalents at End of Year	$--	$4,432